EXHIBIT 23.02

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

of Interwoven, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Interwoven, Inc. of our report dated January 22, 2004, with respect to the consolidated balance sheets of Interwoven, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Interwoven, Inc., incorporated herein by reference.

Our report contains an explanatory paragraph that refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002.

/s/ KPMG LLP

Mountain View, California

April 23, 2004